Exhibit 5

May 14, 2012

Magnetek, Inc.
N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin 53051

Re:    Magnetek, Inc. Director Compensation and Deferral Investment Plan

Ladies and Gentlemen:

I am providing this opinion in my capacity as Vice President, General Counsel and Corporate Secretary of Magnetek, Inc. (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 250,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), and related preferred stock purchase rights (the “Rights”), which may be issued pursuant to the Company’s Director Compensation and Deferral Investment Plan (the “Plan”).

I have examined: (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Rights Agreements, dated as of April 30, 2003, by and between the Company and The Bank of New York, as Rights Agent, (iv) the Plan; (v) the corporate proceedings relating to adoption of the Plan and the issuance of the Shares pursuant to the Plan; and (vi) such other documents and records, including certificates of state officials, and matters of law as I have deemed necessary in order to render this opinion.

Based on the foregoing, I am of the opinion that:

1.	The Company is a corporation in good standing under the laws of the State of Delaware.

2.
The Shares to be issued or sold from time to time pursuant to the Plan that are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company.

3.	The Rights associated with the Shares, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act, or that I come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Scott S. Cramer

Scott S. Cramer
Vice President, General Counsel and Corporate Secretary